UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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TILRAY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This Schedule 14A filing consists of the following communications (the “Communications”) from Tilray, Inc., a Delaware corporation (“Tilray”) to its stockholders, relating to Tilray’s Special Meeting of Stockholders originally scheduled to be held on July 29, 2021, subsequently adjourned to August 19, 2021, and further adjourned to September 10, 2021. This Schedule 14A should be read in conjunction with the proxy statement filed with the U.S. Securities and Exchange Commission on or about June 25, 2021.

The Communications were first made to Tilray’s stockholders on August 23, 2021.

Dear stockholder:

I’m writing to share my excitement about last week’s MedMen announcement and to take a moment to share what this means for your investment in Tilray. First and foremost, this deal helps secure our path to become a leading cannabis CPG company in the potential $80 Billion U.S. cannabis market upon federal legalization. I firmly believe that this deal will lead to transformational growth for both companies -- around the world. The combination of Tilray’s highly sought-after cannabis CPG brands coupled with MedMen’s strong retail presence and potential for further expansion in the U.S. will be an enabler to delivering $4Billion in revenue by fiscal 2024.

We have long viewed optionality and investments in a multistate operator (MSO) as critical to the Tilray value proposition in the United States. MedMen is one of the most recognizable and iconic brands in the retail cannabis space with 21 licenses in key cannabis markets across the U.S., a highly compelling retail experience and a large and loyal consumer base.

For your convenience, click the link to listen to the recent interview announcing the deal on CNBC: https://www.cnbc.com/2021/08/17/cannabis-company-tilray-acquires-majority-stake-in-medmen.html

We need your support and vote so we have shares available to optimize the execution of this transaction.  If you have not already done so, please vote today FOR Proposal 1.  If you have already voted, but voted against the proposal, I urge you to consider the potential benefits of this transaction to Tilray and to change your vote to FOR.

To vote your shares, please contact us at (833) 497-7395 toll-free in the U.S. and Canada or by email at TLRY@info.morrowsodali.com.

Dear stockholder:

I’m writing to share my excitement about last week’s MedMen announcement and to take a moment to share what this means for your investment in Tilray. First and foremost, this deal helps secure our path to become a leading cannabis CPG company in the potential $80 Billion U.S. cannabis market upon federal legalization. I firmly believe that this deal will lead to transformational growth for both companies -- around the world. The combination of Tilray’s highly sought-after cannabis CPG brands coupled with MedMen’s strong retail presence and potential for further expansion in the U.S. will be an enabler to delivering $4Billion in revenue by fiscal 2024.

We have long viewed optionality and investments in a multistate operator (MSO) as critical to the Tilray value proposition in the United States. MedMen is one of the most recognizable and iconic brands in the retail cannabis space with 21 licenses in key cannabis markets across the U.S., a highly compelling retail experience and a large and loyal consumer base.

For your convenience, click the link to listen to the recent interview announcing the deal on CNBC: https://www.cnbc.com/2021/08/17/cannabis-company-tilray-acquires-majority-stake-in-medmen.html

We need your support and vote so we have shares available to optimize the execution of this transaction.  If you have not already done so, please vote today FOR Proposal 1.  If you have already voted, but voted against the proposal, I urge you to consider the potential benefits of this transaction to Tilray and to change your vote to FOR.

You can do this by clicking the VOTE NOW button below.

Forward-Looking Statements
Certain statements in this communication that are not historical facts constitute forward-looking information or forward-looking statements (together, “forward-looking statements”) under Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be subject to the “safe harbor” created by those sections and other applicable laws. Forward-looking statements can be identified by words such as “forecast,” “future,” “should,” “could,” “enable,” “potential,” “contemplate,” “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “project,” “will,” “would” and the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the need for an increase in authorized shares of common stock from 743,333,333 shares to 990,000,000 shares and the potential negative impacts to the company if the corresponding proposal is not approved. Certain material factors, estimates, goals, projections or assumptions were used in drawing the conclusions contained in the forward-looking statements throughout this communication. Many factors could cause actual results, performance or achievement to be materially different from any forward-looking statements, and other risks and uncertainties not presently known to the Company or that the Company deems immaterial could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein. For a more detailed discussion of these risks and other factors, see the most recently filed annual information form of Aphria and the Annual Report on Form 10-K (and other periodic reports filed with the SEC) of Tilray made with applicable securities regulatory authorities and available on SEDAR and EDGAR. The forward-looking statements included in this communication are made as of the date of this communication and the Company does not undertake any obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws.